
                                     EXHIBIT 21

                                    SUBSIDIARIES
                                         OF
                            FIX-CORP INTERNATIONAL, INC.

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

Name                               State of Incorporation
Fixcor Industries, Inc.            Delaware
Pallet Technology, Inc.            Delaware
Poly Style Industries, Inc.        Delaware
Fixcor Recovery Systems, Inc.      Delaware
Fixcor Recovery Systems Ltd.       Alberta, Canada


Fixcor Recovery Systems Ltd. is a subsidiary of Fixcor Recovery Systems, Inc. All subsidiaries are wholly owned. No subsidiary conducts business under any name other than the corporate name, except that "Inc." or "Ltd" is not uniformly used as part of the name.